UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2017

CRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	000-24049	04-2372210
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

200 Clarendon Street, Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 425-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2017, our board of directors appointed Jonathan Yellin as our executive vice president and general counsel.  Mr. Yellin, who is 53 years old, joined us in 2004 as vice president and general counsel, and has been a member of our senior management since 2012. Prior to joining us, Mr. Yellin was a senior partner in the Insolvency and Restructuring practice at Riemer & Braunstein LLP from 1999 to 2004.  Mr. Yellin received his J.D. cum laude from the University of Miami School of Law in 1988 and his B.A. from The George Washington University, School of Public and International Affairs, in 1985. On the same date, Arnold Lowenstein stepped down as our executive vice president and chief strategy officer to return to a full-time consultant role with us.

Also on March 28, 2017, the compensation committee of our board of directors set the performance criteria and goals for, and target and maximum amounts payable under, performance awards based on fiscal 2017 performance granted to our executive officers under our cash incentive plan. These performance awards are payable in cash and only to the extent certain performance goals specified by our compensation committee are achieved in fiscal 2017. For Paul Maleh, our president and chief executive officer, and Chad Holmes, our chief financial officer, executive vice president and treasurer, 70% of the target amount payable under his performance award is tied to the achievement of performance goals based on objective financial criteria as follows: 35% of this target amount is tied to our consolidated fiscal 2017 non-GAAP net revenue and 35% of this target amount is tied to our consolidated fiscal 2017 non-GAAP Adjusted EBITDA.  For Mr. Yellin, 30% of the target amount payable under his performance award is tied to the achievement of performance goals based on objective financial criteria as follows: 15% of this target amount is tied to our consolidated fiscal 2017 non-GAAP net revenue and 15% of this target amount is tied to our consolidated fiscal 2017 non-GAAP Adjusted EBITDA.  For Mr. Maleh and Mr. Holmes, the remaining 30% of the target amount payable under his performance award, and for Mr. Yellin, the remaining 70% of the target amount payable under his performance award, is tied to the achievement of specified subjective individual performance goals. The payment made under this individual component of the performance award granted to Mr. Maleh cannot in any event exceed an objective formula amount determined based upon our consolidated fiscal 2017 non-GAAP Adjusted EBITDA. For purposes of these performance awards, all of the non-GAAP financial metrics above will exclude the impact of our GNU subsidiary, acquisitions (other than the C1 Consulting acquisition), discontinued operations and extraordinary and special items determined by our compensation committee. The components of these performance awards with payments tied to or limited by the achievement of objective financial criteria are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, and the components of these performance awards with payments tied to the achievement of specified subjective individual performance goals and not so limited are not. The target and maximum amounts payable to our executive officers under these performance awards are as follows: Mr. Maleh — target of $900,000 and maximum of $1,638,000; Mr. Holmes — target of $275,000 and maximum of $500,500; and Mr. Yellin — target of $220,000 and maximum of $347,600. The formula amounts payable under these performance awards are subject to the full discretion of our compensation committee to reduce or eliminate the amount actually paid under any component of these awards.  In addition, our compensation committee may in its discretion reduce or defer any amount otherwise payable under each of these performance awards for purposes of preserving the deductibility of the compensation payable to our executive officers.

In addition, on March 28, 2017, our compensation committee determined the following annual rates of base salary for our executive officers for fiscal 2017: Mr. Maleh — $710,000; Mr. Holmes — $350,000; and Mr. Yellin — $375,000. The committee also established the following target grant date fair values for grants of equity compensation to our executive officers under our long-term incentive program and our 2006 equity incentive plan: Mr. Maleh — $1,200,000; Mr. Holmes — $300,000; and Mr. Yellin — $175,000.  Our compensation committee retains the discretion to decide the actual value of any equity awards to be granted, and the timing and terms of such equity grants, if any.

Although Mr. Lowenstein is no longer one of our executive officers, he is currently treated as one for purposes of disclosure under this item of Form 8-K. In fiscal 2017, Mr. Lowenstein will receive a base salary of $400,000, and will be eligible to receive a purely discretionary bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRA INTERNATIONAL, INC.

Dated: March 31, 2017	By:	/s/ Chad M. Holmes
Chad M. Holmes
Chief Financial Officer, Executive Vice President and
Treasurer